Exhibit 99.1

Omeros Announces Completion of Acquisition of Assay for GPCR Program

Seattle, WA – November 23, 2010 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system, today announced that it has completed the acquisition of a GPCR assay technology, comprised of patents and other intellectual property rights, from Patobios Limited (Patobios). During the preceding exclusive option period with Patobios, Omeros optimized the assay technology, enabling its use for high-throughput identification of compounds for drug development against orphan GPCRs.

“Omeros has already demonstrated that our assay technology is capable of identifying molecules that interact with, and modulate the signaling of, orphan GPCRs,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Our option agreement with Patobios allowed us to screen only a handful of receptors, which resulted in Omeros successfully unlocking three orphan GPCRs. Now that we have completed the acquisition, we are focused on rapidly screening the 120 remaining human orphan GPCRs. We expect to find functionally active compounds for a significant percentage of these attractive but previously inaccessible receptors, opening them to drug development by the pharmaceutical industry.”

The purchase price of these assets was $10.8 million Canadian dollars (CAD), of which $7.8 million CAD was paid in cash and the remaining $3.0 million was paid in 379,039 shares of Omeros common stock. Omeros has no milestone, royalty or other payment obligations to Patobios. Omeros paid the cash portion of the purchase price with part of the $20.0 million of funding it received from Vulcan Capital on October 21, 2010.

Ongoing GPCR Program

Omeros has begun screening orphan GPCRs against its small-molecule chemical libraries using its proprietary, high-throughput assay. Based on the limited screening of libraries to date, Omeros has already identified and confirmed sets of compounds that interact selectively with, and modulate signaling of, three of these orphan receptors linked to cancer (GPR87), obesity (GPR85) and appetite control (GPR101). The assay detects receptor antagonists and agonists. Antagonists comprise the majority of marketed drugs, and all of the compounds identified so far by Omeros are antagonists.

About G Protein-Coupled Receptors

GPCRs, which mediate key physiological processes in the body, are one of the most valuable families of drug targets. Annual worldwide drug sales exceed $700 billion and, according to Insight Pharma Reports, GPCR-targeting drugs represent 30 to 40 percent of marketed pharmaceuticals. Examples include Claritin® (allergy), Zantac® (ulcers and reflux), OxyContin® (pain), Lopressor® (high blood pressure), Imitrex® (migraine headache), Reglan® (nausea) and Abilify® (schizophrenia, bipolar disease and depression) as well as all other antihistamines, opioids, alpha and beta blockers, serotonergics and dopaminergics.

The industry focuses its GPCR drug discovery efforts mostly on non-sensory GPCRs. Of the 363 total non-sensory GPCRs, approximately 240 have known ligands (molecules that bind the receptors) with nearly half of those targeted either by marketed drugs (46 GPCRs) or by drugs in development (about 70 GPCRs). There are approximately 123 GPCRs with no known ligands, which are termed “orphan GPCRs.” Without a known ligand, drug development for a given receptor is extremely difficult.

Omeros uses its proprietary high-throughput assay to identify small-molecule agonists and antagonists for orphan GPCRs, unlocking them to drug development. Omeros believes that it is the first to possess the capability to unlock orphan GPCRs in high-throughput, and that currently there is no other comparable technology. The Company believes that there may be more than 60 new drugable targets among the orphan GPCRs. Unlocking these receptors could lead to the development of drugs that act at these new targets. There is a broad range of indications linked to orphan GPCRs including cardiovascular disease, asthma, diabetes, pain, obesity, Alzheimer’s disease, Parkinson’s disease, multiple sclerosis, schizophrenia, learning and cognitive disorders, autism, osteoporosis, osteoarthritis and several forms of cancer.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has five ongoing clinical development programs, including four from its PharmacoSurgery™ platform, the most advanced of which is in a Phase 3 clinical program, and one from its Addiction program. Omeros may also have the near-term capability, through its GPCR program, to add wholly new drug targets to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of antibody and small-molecule preclinical programs targeting inflammation and central nervous system disorders.

Forward-looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release and include the Company’s ability to introduce a significant number of new drug targets to the pharmaceutical industry, its capability to continue high-throughput de-orphanization of orphan GPCRs and to develop product candidates that act at these new potential drug targets, the potential market size for GPCR-targeting drugs and the number of new drugable targets that are estimated to exist among the orphan GPCRs. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2010. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org